Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

(b) On November 14, 2006, Zach L. Wasson submitted his resignation as Treasurer and Chief Financial Officer of Trustmark Corporation, as well as from all other positions he holds with the Corporation’s subsidiaries, in order to pursue employment with another financial institution. His resignation is effective as of November 28, 2006.

Gerard R. Host, President of General Banking and the former Treasurer of Trustmark Corporation and Chief Financial Officer of Trustmark National Bank prior to Mr. Wasson, has been appointed as the interim Principal Financial Officer for the Corporation. Mr. Host will serve in this capacity until such time as the Corporation has completed its search for a new Chief Financial Officer.